Exhibit 10.1

Peerless Systems	2381 Rosecrans Avenue	voice:	310. 536. 0908
Corporation	El Segundo, California	fax:	310. 536. 0058
90245
April 23, 2008
Cary A. Kimmel
75 Monticello
Irvine, CA 92720
Dear Cary:
     As we have discussed, we have recently completed a review of our plans and strategies for the remainder of Fiscal Year 2009. Unfortunately, that review led us to the conclusion that we are unable to retain all of our valued contributors. I am truly sorry to inform you that your position is one of those being eliminated as a result of a reduction in force. Consequently, your last day of employment and your last day serving as an officer of Peerless Systems Corporation and Director of the Board of Directors of Peerless K.K. are today, April 23, 2008.
     Out of appreciation for your efforts, the following confidential Separation Agreement and Release details the proposed terms of your departure from Peerless Systems Corporation.
     1. Your last day of employment is April 23, 2008. On your last day, you will receive all compensation earned through Friday April 25, 2008 including any accrued vacation time, less applicable withholdings required by law. In addition, your FY 2008 bonus payment will be mailed to you on April 30, 2008. By your acceptance of this Agreement you acknowledge that you have received all compensation due you as a result of your employment with us.
     2. Within fourteen (14) days of executing this Agreement (providing you have not revoked the Agreement) Peerless will provide you with six (6) months of severance at your current rate of pay, minus applicable withholdings. Payments will be made every other week on your regularly scheduled paydays until the full amount of severance has been paid. By signing this Agreement, you acknowledge that this constitutes valuable consideration and an amount above and beyond any sum otherwise owed to you by the Company.
     3. Your company provided health care will terminate effective April 30, 2008. However, as consideration for signing this agreement, Peerless will pay for the first six (6) months of your COBRA premiums. After that initial company paid six month period, you will then be eligible to purchase an additional twelve (12) months of health insurance benefits at your own expense through the provisions outlined in COBRA. You will receive a letter from IGOE and company, our COBRA administrator, detailing your rights and the procedures for taking advantage of COBRA coverage. Even though Peerless may be paying

Separation Agreement

your COBRA premiums, you must complete and return the COBRA forms to IGOE within the timeframe indicated on the forms.
     4. You have ninety (90) days in which to exercise any vested options you may hold. As of today, no additional options will vest. You remain bound by rules governing insider trading and are prohibited from trading in Peerless shares if you are in possession of material non-public information.
     5. You will return to Elliot Shirwo all files, records, reports, data, correspondence, memoranda and other documents (including handwritten notes and drafts), key cards and all other physical or personal property you received from the Company.
     6. You agree that you will strictly abide by the terms of your Non-Disclosure Agreement. Your signature below confirms that you have reviewed this agreement to be certain you are aware of all responsibilities and prohibitions it contains.
     7. You also acknowledge that this Agreement and all matters relating to negotiating and carrying out this Agreement are confidential and you will not disclose the information to any third party except your spouse, legal and tax advisor to the extent necessary to perform services, or as required by law.
     8. You further agree not to malign or denigrate the Company to anyone including but not limited to any employee, contractor, vendor or customer of Peerless, just as we will not malign or denigrate you to potential employers. Should you violate this non-denigration clause, any severance payments that may have been made to you must be reimbursed to Peerless. Furthermore, Peerless would have the right to pursue all available remedies including damages and injunctive relief.
     9. By executing this agreement and in exchange for the benefits described above, you fully release and discharge the Company including its officers, directors, partners, employees, parent companies, subsidiaries, affiliates, shareholders, representatives and agents from any liability, claim, damages, or cause of action arising out of or related to your employment relationship with the Company or the termination of that employment. This includes, but is not limited to, any claim for additional compensation of any type including salary or bonus, or any claim relating to any local, state or federal labor regulations, or equal employment laws, wage laws, ordinances, regulations or orders, such as claims under Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act, the Family Rights Act, the California Fair Employment and Housing Act and the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act of 1990 (OWBPA). It also includes any claim that you might wish to assign or transfer to a third party.
This general release includes known and unknown claims and thus you agree to waive Civil Code Section 1542, which states:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Separation Agreement

     10. You further acknowledge that this waiver specifically applies to rights or claims arising under the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers Benefit Protection Act and that unless compelled by law you will not assist in or encourage the pursuit of litigation against the Company by any other person or entity.
     11. This Agreement does not release claims that cannot be released as a matter of law, including but not limited to claims under Division 3, Article 2 of the California Labor Code (which includes indemnification rights). It also does not apply to rights or claims that may arise after the date it is signed.
     12. With the exception of challenges under the OWBPA, your signature below confirms your understanding that if you initiate, participate in, or in any manner seek relief by filing a lawsuit or other claim, you must not only repay any severance provided, but must also pay all attorneys’ fees incurred by those who must defend or otherwise respond to the suit or Claim on behalf of Peerless Systems Corporation and any of its agents covered by this release unless otherwise prohibited by law.
     13. Both you and Peerless understand and agree that neither paying severance, nor executing this release is an admission of any liability whatsoever.
     14. Both you and Peerless hereby acknowledge that no promise or inducement has been offered or made except those stated in this Agreement. This Agreement and your Non-Disclosure Agreement contain all the terms and conditions by which each party agrees to be bound. If any individual provision of this Agreement is found to be invalid or unenforceable then only that provision shall be removed. All other provisions and the remainder of the Agreement will remain in force.
     15. You have forty-five (45) days in which to consider this offer, however, your consideration of our offer will not change your separation date. The offer remains valid through June 7, 2008. Executing the Agreement prior to the conclusion of the forty-five (45) day review period indicates your intentional waiver of the remaining portion of the review period and a willingness to enter into this Agreement voluntarily. Once you have signed the Agreement, you have seven (7) days to revoke the Agreement. To be effective, this revocation must be in writing, and received by the Human Resources Director at Peerless within seven (7) days after you have executed the Agreement. No severance payments or other benefits described in this agreement will be due and owing until you have signed this Agreement and your day revocation period has expired. By your signature below, you acknowledge that you have received and reviewed Exhibit “A” which sets forth the criteria used for selecting employees for participation in our reduction in force as well as a list of job titles and ages of those employees eligible and ineligible for participation in this severance program.
     16. In the event you decide not to sign this letter, you will be terminated as of April 23, 2008 and receive only accrued vacation pay as provided by the “at-will” terms of your employment. Your benefits would still terminate and your COBRA eligibility would begin, effective May 1, 2008. You will continue to be bound by the terms of your Non-Disclosure and Agreement.

Separation Agreement

     Your signature below confirms that you have had the opportunity to carefully review and consider this Confidential Separation Agreement and Release and are knowingly, freely and voluntarily entering into this Agreement.
     If the above terms and conditions are agreeable to you, kindly acknowledge your agreement by signing in the space provided below and return it to Lisa Magowan, Human Resources. You may mail it to 2381 Rosecrans Avenue, El Segundo, CA 90245 or fax it to 310-297-3286.
     Again, we thank you for your efforts on behalf of Peerless. I wish you well in your future endeavors.
Respectfully,
Richard Roll
President and CEO
Agreed and Accepted:

/s/ Cary A. Kimmel	4/23/08
Cary A Kimmel	Date